Exhibit (a)(1)(N)

[FORM OF E-MAIL CONFIRMATION OF PARTICIPATION IN OPTION EXCHANGE OFFER]

To: [Name of Option Holder]

Confirmation of Participation in Option Exchange Offer

Our exchange offer expired at 9:00 p.m., Pacific Time, on _______, 2006.  This message confirms that on _______, 2006 we accepted for exchange and canceled the eligible option(s) you tendered for exchange with your Letter of Transmittal.  Upon the terms and conditions described in the Offer to Exchange and your Letter of Transmittal, on _______, 2006 we granted to you in replacement of your canceled option(s) shares of restricted stock if you are an employee subject to U.S. income taxation or restricted stock units if you are an employee who is not subject to U.S. income taxation.  Shortly, you will receive an award agreement for each such grant (in the form previously reviewed by you, but with the blanks filled in), which you will be required to sign and return to Zoran in accordance with instructions that will be provided.

If you have any questions, please contact Karen Pereira, by email at optionexchange@zoran.com or by telephone at +1 (408) 523-6596.

Thank you